EXHIBIT 4.1
                             SECURED PROMISSORY NOTE

$100,000.00                                                   New York, New York
                                                                   March 1, 2006

      FOR VALUE RECEIVED, the undersigned, Ocean West Holding Corporation, a Delaware corporation, its subsidiary InfoByPhone, Inc., a Delaware corporation and their subsidiaries and future assignees (the "Payors") with offices at 26 Executive Park, Ste. 250, Irvine, California 92614, hereby promises to pay to [ ] as agent for itself and other participating lenders (the "Payee") with offices at [ ], or at such place in the State of New York as Payee shall specify, One Hundred Thousand Dollars ($100,000) (the "Principal Sum") together with interest in such coin or currency of the United States of America at the time shall be legal tender for the payment of public or private debts on the earlier to occur of (1) June 30, 2006, and (2) the closing of one million ($1,000,000) Dollars in debt, equity or other infusion of capital (the "Maturity Date").

      This Note is one of two identical notes (except for the names and collectively referred to as the "Notes"), issued on the date hereof. The second note in the amount of $100,000 is payable to Darryl Cohen, the Payors' Chief Executive Officer. All of the proceeds of the loans evidenced by the Notes will be used by the Payors for general corporate purposes, including working capital. This Note supersedes and is a replacement for any and all prior unsecured notes made by the Payors.

      1. Interest. Interest shall accrue on the unpaid Principal Sum computed as simple interest at the rate of sixteen percent (16%) per annum, and shall be paid on the Maturity Date or upon any prepayment of this Note.

      2. Unconditional Obligations; Fees; Waivers, etc.

      2.1 The obligations to make payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

      2.2 If Payee shall be required to institute any action to enforce the collection of any amount of principal and/or interest due under this Note on account of any default or failure by the Payors, there shall be immediately due and payable from Payors, in addition to the then unpaid Principal Sum and interest due under this Note all reasonable costs and expenses incurred by the Payee in connection therewith, including, without limitation, reasonably attorneys' fees and disbursements.

      2.3 No forbearance, indulgence, delay or failure to exercise any right remedy with respect to this Note shall operate as a waiver, nor as acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

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      2.4 This Note may not be modified or discharged orally, but only in writing duly executed by Payors and Payee.

      2.5 Payors hereby waive presentment, demand and notice of dishonor, protest and notice of protest.

      3. Right of Prepayment. Payors shall have the right at its sole discretion to prepay this Note in whole or in part at any time and such prepayment shall include accrued interest on the entire Principal Sum through such date of prepayment.

      4. Events of Default. In the event of and immediately upon the occurrence of any of the following events (an "Event of Default") this Note shall become immediately due and payable without any action by Payee and thereafter the interest rate thereon under this Note shall be increased from 16% and bear interest until paid at the applicable interest rate of 24% per annum or such amount legally allowed by law (the "Default Interest Rate").

      4.1 If Payors shall be in default of the payment provisions of this Note for three (3) days following the provision of notice from Payee to Payors that it intends to file the attached Affidavit for Judgment by Confession with the court; or

      4.2 If Payors make a general assignment for the benefit of creditors or commences (as debtor) a case in bankruptcy, or commences (as debtor) any proceeding under any other insolvency law; or

      4.3 A case in bankruptcy or any proceeding under any other insolvency law is commenced by or against Payors (as the debtor) and a court having jurisdiction centers a decree or order for relief against Payors as the debtor in such case or proceeding, or such case or proceedings consented to by Payors remain undismissed for 60 days, or Payors consent or admit the material allegations against it in any such case or proceeding; or

      4.4 A trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of Payors for the purpose of general administration of such property for the benefit of creditors and the order making such appointment or granting such authorization is not vacated within 60 days, during which period such trustee, receiver or agent shall not have taken any action with respect to the property of Payors which might prejudice the interest of Payee hereunder.

      If an Event of Default occurs and is continuing, Payee may pursue any available remedy to collect the payment of all amounts due under this Note or to enforce the performance of any provision of this Note. No waiver of any default hereunder shall be construed as a waiver of any subsequent default, and the failure to exercise any right or remedy hereunder shall not waive the right to exercise such right or remedy thereafter.

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

      5. Security Interest. Payors hereby grant to Payee together with any other holders of the Notes (collectively, the "Payees"), a security interest in all of the patents, trademarks, intellectual property, equipment, fixtures, furniture, inventory and accounts receivable of Payors and/or their subsidiaries until the principal and interest owed Payees under the Notes are paid in full. The Notes will be secured by this security agreement and Uniform Commercial Code Financing Statements. Payors, by execution of this Note, certify under penalty of perjury that except for, and subject to Schedule "A" annexed hereto, the security pledged under this Note is not pledged, encumbered or hypothecated to any parties other than the Payees.

      6. Miscellaneous.

      6.1 Heading of the various paragraphs of this Note are for the convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

      6.2 Any notice required or permitted to be given hereunder shall be deemed to have been duly given when (a) personally delivered, or (b) one business day after being sent by a nationally recognized overnight courier services with written confirmation of delivery and delivery fees prepaid, or (c) three business days after being mailed certified or registered U.S. mail, return receipt requested, postage and certified or registered mail fees, as the case may be, prepaid and addressed to the receiving party at its last know address.

      6.3 This Note and the obligations of Payors and the rights of Payee shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without giving effect to the principles thereof relating to the conflict of laws.

      6.4 This Note contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

      IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

                                    OCEAN WEST HOLDING CORPORATION


                                    By: /s/ Darryl Cohen
                                        ---------------------------------
                                        Darryl Cohen, Chief Executive Officer


                                    INFOBYPHONE, INC.


                                    By: /s/ Darryl Cohen
                                        ---------------------------------
                                        Darryl Cohen, Chief Executive Officer


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                                   SCHEDULE A


None.











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